Exhibit 10.10

RESTRICTED STOCK UNIT AWARD

OFFICER — 4 YEAR SEMI-ANNUAL VESTING

Award Number:

Award Date	Number of Units	Final Vesting Date

THIS CERTIFIES THAT SureWest Communications (the “Company”) has on the Award Date specified above granted to [Recipient’s Name] (“Participant”) an award (the “Award”) to receive that number of restricted stock units (the “Restricted Stock Units”) indicated above in the box labeled “Number of Units,” each Restricted Stock Unit representing the right to receive one share of SureWest Communications Common Stock (the “Common Stock”), plus an additional amount pursuant to Section 1(b), subject to certain restrictions and on the terms and conditions contained in this Award and the SureWest Communications 2000 Equity Incentive Plan (the “Plan”), the terms and conditions of which are incorporated herein by reference.  A copy of the Plan is available upon request.  In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern.  Any terms not defined herein shall have the meaning set forth in the Plan.

1.                                       Rights of the Participant with Respect to the Restricted Stock Units.

(a)                                  No Shareholder Rights.  The Restricted Stock Units granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock.

(b)                                 Additional Restricted Stock Units.  As long as Participant holds Restricted Stock Units granted pursuant to this Award, the Company shall credit to Participant, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to the total number of whole Restricted Stock Units and Additional Restricted Stock Units previously credited to Participant under this Award multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date.  Any fractional Restricted Stock Unit resulting from such calculation shall be included in the Additional Restricted Stock Units.  A report showing the number of Additional Restricted Stock Units so credited shall be sent to Participant periodically as determined by the Company.  The Additional Restricted Stock Units so credited shall be subject to the same terms and conditions as the Restricted Stock Units to which such Additional Restricted Stock Units relate.

(c)                                  Conversion of Restricted Stock Units; Issuance of Common Stock.  Shares of Common Stock shall be issued to Participant to the extent of the vesting of the Restricted Stock Units only upon the Participant’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code (the “Code”)and applicable regulations) and in no event later than six months after separation of service or such other period as necessary to comply with Section 409A and applicable regulations of the Internal Revenue Code.  Neither this Section 1(c) nor any action taken pursuant to or in accordance with this Section 1(c) shall be construed to create a trust of any kind.  The value of any fractional Restricted Stock Unit or Additional Restricted Stock Unit shall be paid in cash in accordance with the foregoing timing rules.

2.                                       Vesting.  Subject to the terms and conditions of this Award, 12.5% of the Restricted Stock Units shall vest, and the restrictions with respect to the Restricted Stock Units shall lapse, each June 1 and December 1 if the Participant remains or continues to serve as an employee of the Company until the respective vesting dates.

3.                                       Forfeiture or Early Vesting Upon Termination of Service.

(a)                                  Termination of Service Generally.  If, prior to vesting of the Restricted Stock Units pursuant to Section 2 or 3, Participant ceases to serve as an employee of the Company, for any reason (voluntary or involuntary) other than death, permanent long-term disability or Retirement (as defined below), or a Qualifying Termination pursuant to any Change in Control as defined in any Change in Control Agreement between Participant and the Company (in which event benefits will be determined by such Agreement) then, except as otherwise set forth in this Section 3, Participant’s rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited, including the right to receive Additional Restricted Stock Units.

(b)                                 Death or Permanent Long-Term Disability.  If Participant dies while serving as an employee of the Company or its subsidiaries, or if Participant’s service is terminated due to a permanent long-term disability which renders Participant incapable of performing his or her duties, then all unvested Restricted Stock Units shall become immediately vested and exercisable, and the restrictions with respect to all of the Restricted Stock Units shall lapse, as of the date of such long-term disability or death, except that no distribution shall be permitted except as necessary to comply with Section 409A and applicable regulations of the Internal Revenue Code, including all applicable definitions relating to death and disability.  No transfer by will or the applicable laws of descent and distribution of any Restricted Stock Units that vest by reason of Participant’s death shall be effective to bind the Company unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the committee of the Board of Directors administering the Plan (the “Committee”) may deem necessary to establish the validity of the transfer.

(c)                                  Voluntary Retirement.  If Participant voluntarily retires and all of the following conditions are satisfied, all unvested Restricted Stock Units shall become immediately vested and exercisable, subject to all conditions, limitations and requirements necessary to comply with Section 409A and applicable regulations of the Internal Revenue Code, and the restrictions with respect to all of the Restricted Stock Units shall lapse, as of the date of voluntary retirement subject to the same Code requirements:

(i)                                     You are eligible to retire, as defined in SureWest’s retirement plan or its equivalent as of the date you retire, and

(ii)                                  You freely and voluntarily retire without coercion or at the request of the Company, as the Company shall determine in its own discretion, and

(iii)                               The Company, in its sole discretion, determines that on the date of your retirement

•                 your performance is satisfactory,

•                 you are not in violation of any provision of the Company’s Code of Ethics,

•                 that but for your election to retire, the Company would continue your employment until the unvested shares vested in accordance with the vesting schedule, and

•                 the Company determines, in its sole discretion, that the Company’s financial condition would not be adversely impaired, impacted or affected by vesting the remaining unvested shares.

(d)                                 Accelerated Vesting.  The vesting terms under this agreement can be accelerated partially or in whole by the Compensation Committee at its sole discretion, provided that no distributions shall be permitted except in compliance with Section 409A of the Internal Revenue and applicable regulations.

4.                                       Restriction on Transfer.  The Restricted Stock Units and any rights under this Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.  No transfer by will or the applicable laws of descent and distribution of any Restricted Stock Units upon Participant’s death shall be effective to bind the Company unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the committee of the Board of Directors administering the Plan (the “Committee”) may deem necessary to establish the validity of the transfer.  Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Restricted Stock Units upon the death of Participant.

5.                                       Adjustments to Restricted Stock Units.  In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the Restricted Stock Units), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of shares of Common Stock Participant would have received upon vesting of the Restricted Stock Units; provided, however, that the number of shares into which the Restricted Stock Units may be converted shall always be a whole number.

6.                                       Income Tax Matters.

(a)                                  In order to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b)                                 In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant’s federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Stock Units, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock already owned by Participant having a Fair Market Value equal to the amount of such taxes.  Any shares already owned by Participant referred to in the preceding sentence must have been owned by Participant for no less than six months prior to the date delivered to the Company if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock or other restricted stock units.  The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share.  Participant’s election must be made on or before the date that the amount of tax to be withheld is determined.

7.                                       Miscellaneous.

(a)                                  This Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b)                                 The Company shall not be required to deliver any shares of Common Stock upon vesting of any Restricted Stock Units until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(c)                                  An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company.  To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(d)                                 The Plan Administrator has discretionary authority with respect to the construction and interpretation of this Award. In any dispute between or among Participant, the Committee, Board, Plan Administrator, Beneficiary or Alternate Payee, the court or arbitrator or other decision-maker with authority to resolve the dispute shall defer to the Plan Administrator’s construction or interpretation of the Award. Similarly, the decision-maker shall defer to any findings of fact by the Plan Administrator or other determination with respect to the Participant’s, Beneficiary’s or Alternate Payee’s entitlement to benefits hereunder.

* * * *

By your signature and the signature of the Company’s representative below, you and the Company agree that these Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Restricted Stock Unit Award.

RECIPIENT:	SUREWEST COMMUNICATIONS,
a California corporation

By:
Name	Name
Chairman of the Board

Date: